Registration No. 333-259702

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT REGISTRATION NO. 333-259702

UNDER THE SECURITIES ACT OF 1933

Thoughtworks Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2668392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 East Randolph Street, 25th Floor

Chicago, Illinois 60601

(Address of Principal Executive Offices)

Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan

Thoughtworks Holding, Inc. 2021 Employee Stock Purchase Plan

Turing Holding Corp. (n/k/a Thoughtworks Holding, Inc.) 2017 Stock Option Plan

(Full title of the plans)

Ramona Mateiu

Chief Legal Officer and Chief Compliance Officer

Thoughtworks Holding, Inc.

200 East Randolph Street, 25th Floor

Chicago, Illinois 60601

(312) 373-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Colin Diamond

Paul Hastings LLP

200 Park Avenue

New York, New York

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Thoughtworks Holding, Inc. (the “Registrant” or the “Company”) on Form S-8:

●	Registration Statement No. 333-259702 (the “Registration Statement”), filed with the Securities and Exchange Commission on September 21, 2021, relating to the registration of (i) 62,048,123 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, reserved for issuance under the Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan, (ii) 8,980,304 shares of Common Stock reserved for issuance under the Thoughtworks Holding, Inc. 2021 Employee Stock Purchase Plan, and (iii) 26,613,287 shares of Common Stock reserved for issuance upon exercise of options granted under the Turing Holding Corp. (n/k/a Thoughtworks Holding, Inc.) 2017 Stock Option Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statement.

On November 13, 2024, pursuant to the Agreement and Plan of Merger, dated as of August 5, 2024, by and among the Company, Tasmania Midco, LLC, a Delaware limited liability company (“Parent”), and Tasmania Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on November 13, 2024.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on November 13, 2024.

THOUGHTWORKS HOLDING, INC.

By:	/s/ Michael Sutcliff
Name:	Michael Sutcliff
Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.

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